Exhibit 99.1
For Immediate Release
Contact:
Thomas W. Stoelk
Vice President and
Chief Financial Officer
(724) 465-8904

Superior Well Services, Inc. Announces 2005 Results
INDIANA, PENNSYLVANIA, March 7, 2006 — Superior Well Services, Inc. (NASDAQ: SWSI) announced today its 2005 results. Revenues, operating income and EBITDA1 all reached record levels.
•	Revenues totaled $131.7 million, a 73% increase over the prior year.
•	Operating income increased 131% over the prior year and reached $23.7 million.
•	EBITDA, a non-GAAP measure, increased 115% over the prior year to $32.6 million.
•	Net income for 2005 totaled $9.5 million, while diluted earnings per share increased to $0.49.
The Company’s 2005 results were impacted by an $8.6 million non-cash adjustment to establish deferred taxes. This charge for deferred taxes was due to the impact of the Company’s recent IPO and reorganization. Prior to this reorganization, the Company operated as two limited partnerships that were not subject to federal or state income taxes. The $8.6 million non-cash adjustment is included in the deferred income tax provision for the year ended December 31, 2005.
Revenue was $131.7 million for the year ended December 31, 2005 compared to $76.0 million for the year ended December 31, 2004, an increase of 73%. Increased activity levels in service centers less than one year old at December 31, 2005, and to a lesser extent the activity levels at existing centers, coupled with pricing improvement led to the increases in 2005.
Cost of revenue increased 66% to $90.3 million for the year ended December 31, 2005 compared to $54.4 million for the year ended December 31, 2004. Increased activity levels led to the increases in 2005. As a percentage of revenue, cost of revenue decreased to 69% for the year ended December 31, 2005 from 72% for the year ended December 31, 2004. This percentage decrease was primarily due to lower labor expenses as a percentage of revenues in 2005 versus 2004 that resulted from improved pricing and better utilization.
SG&A expenses were $17.8 million for the year ended December 31, 2005 compared to $11.3 million for the year ended December 31, 2004, an increase of 57%. The Company hired additional personnel during 2005 to manage the growth in our operations. As a result of this growth, 2005 SG&A expenses for labor, office, transportation, rent and depreciation increased $3.5 million, $0.5 million, $0.4 million, $0.3 million and $0.4 million, respectively.
Operating income was $23.7 million for the year ended December 31, 2005 compared to $10.3 million for the year ended December 31, 2004, an increase of 131%. This increase in operating income was partially offset by the increases in the Company’s cost of revenue and SG&A expenses as described above.
In August 2005, the Company completed its IPO of 6,460,000 shares of its common stock, which included 1,186,807 shares sold by selling stockholders and 840,000 shares sold by Superior to cover the exercise by the underwriters of an option to purchase additional shares to cover over-allotments. Proceeds to the Company, net of underwriting discount and offering expenses, were approximately $61.8 million. After completion of the IPO, the Company had 19,376,667 shares of common stock outstanding. Proceeds from the IPO were used to repay debt and fund capital expenditures. Capital expenditures totaled $40.8 million for the year ended December 31, 2005 as compared to $19.4 million for the year ended December 31, 2004.
In the fourth quarter 2005, the Company’s revenues increased to $41.2 million, up 81% compared to $22.8 million in the prior year’s fourth quarter and up 18% compared to $34.9 million reported in the previous quarter. Increased activity levels and pricing improvement led to the increases in fourth quarter of 2005 when compared to the prior year’s fourth quarter.
Cost of revenue was $27.4 million, up 66% compared to $16.5 million in the prior year’s fourth quarter and up 14% compared to $24.1 million in the previous quarter. Increased activity levels led to the increases in the fourth quarter of 2005. As a percentage of revenue, cost of revenue decreased to 67% for fourth quarter of 2005 from 73% for the fourth quarter in the previous year. This percentage decrease was primarily due to lower labor expenses as a percentage of revenues in the fourth quarter of 2005 versus the fourth quarter of 2004 that resulted from improved pricing and better utilization.

In the fourth quarter 2005, the Company’s SG&A expenses increased to $6.2 million, up 71% compared to $3.6 million in the prior year’s fourth quarter and up 31% compared to $4.7 million reported in the previous quarter.
Operating income for the fourth quarter was $7.6 million, up 192% compared to $2.6 million in the prior year’s fourth quarter and up 23% compared to $6.1 million in the previous quarter. Net income for fourth quarter totaled $4.5 million, while diluted earnings per share increased to $0.23.
Commenting on the results, David Wallace, Chief Executive Officer, stated, “We are extremely pleased with the 2005 performance. Completion of the Company’s IPO in 2005 provided the Company with a solid financial foundation and the ability to continue its growth into the future. We continued to see increased activity and pricing improvements in each of our operating regions. We believe the market for our services is strong and we see good growth opportunities within each operating region.”
The Company will host a conference call on Tuesday, March 7 at 1:00 p.m. ET to review these results. To participate in the call, please dial 866-543-6403 and ask for the Superior Well Services, Inc. 2005 financial results conference call. The confirmation code for the meeting is 30252373. A replay of the call will be available through March 14th at 888-286-8010. The conference ID for the replay is 47044064.
A simultaneous webcast of the call may be accessed over the Internet at www.superiorwells.com using the investor relations section of the website. The webcast will be archived for replay on the Company’s website for 15 days.
Superior Well Services, Inc. (NASDAQ: SWSI) is an oilfield services company operating in many of the major oil and natural gas producing regions in the United States.

[1]	The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA as a measure of operating performance, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, to assess compliance with financial ratios and covenants included in credit facilities, in communications with lenders concerning the Company’s financial performance and to evaluate the viability of potential acquisitions and overall rates of return. Please see the reconciliation of EBITDA to net income following the consolidated statement of income included in this press release.
Except for historical information, statements made in this press release, including those relating to acquisition or expansion opportunities, future earnings, cash flow and capital expenditures are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Superior expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Superior based on management’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Superior’s control, which may cause Superior’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include a decrease in domestic spending by the oil and natural gas exploration and production industry, a decline in or substantial volatility of crude oil and natural gas commodity prices, the loss of one or more significant customers, the loss of or interruption in operations of one or more key suppliers, the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment and other factors detailed in Superior’s Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.
SOURCE: Superior Well Services, Inc.

SUPERIOR WELL SERVICES, INC. AND SUBSIDIARIES
Basis of presentation
Superior Well Services, Inc. (“Superior”) was formed as a Delaware corporation on March 2, 2005 for the purpose of serving as the parent company for Superior GP, L.L.C. (“Superior GP”), Superior Well Services, Ltd. (''Superior Well’’) and Bradford Resources, Ltd. (''Bradford’’). Superior and the partners of Superior Well and Bradford entered into a contribution agreement that resulted in the partners of Superior Well and Bradford contributing their respective partnership interests to Superior in exchange for shares of common stock of Superior. Superior Well and Bradford are Pennsylvania limited partnerships that became wholly owned subsidiaries of Superior immediately prior to its completion of an initial public common stock offering in August 2005.
At December 31, 2005, the Company’s consolidated financial statements include the accounts of Superior and its wholly-owned subsidiaries Superior Well, Bradford and Superior GP. Superior Well and Bradford (“Partnerships”) were previously entities under common control arising from common direct or indirect ownership of each. The transfer of the Partnerships’ assets and liabilities to Superior represented a reorganization of entities under common control and was accounted for at historical cost. The three and twelve month periods ended December 31, 2004 include the combined operations for the Partnerships. The year ended December 31, 2005 includes Partnership activities until August 2005, which was the date the reorganization. Prior to the reorganization, the Partnerships were not subject to federal and state corporate income taxes. The statement of income reflects federal and state income taxes for the five months of operations that occurred after the reorganization. Additionally, Superior recorded a non-cash adjustment of $8.6 million to establish deferred tax asset and liabilities arising from the differences in financial statement and tax bases of assets and liabilities that existed at the date of reorganization. Accordingly, the $8.6 million non-cash adjustment is included in the deferred income tax provision for the year ended December 31, 2005.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited, amounts in thousands)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2004		%	2004		%
	(Partnerships)	2005	change	(Partnerships)	2005	change
Revenue	$22,761	$41,189	81%	$76,041	$131,733	73%
Cost of revenue	16,537	27,423	66%	54,447	90,258	66%

Gross profit	6,224	13,766	121%	21,594	41,475	92%
Selling, general and administrative expenses	3,632	6,200	71%	11,339	17,809	57%

Operating income	2,592	7,566	192%	10,255	23,666	131%
Interest expense	(139)	(14)		(310)	(566)
Other (expense) income	(27)	(92)		(148)	193

Income before income taxes	2,426	7,460	208%	9,797	23,293	138%
Income taxes
Current		2,316			4,542
Deferred		650			9,284

		2,966			13,826

Net income	$2,426	$4,494		$9,797	$9,467

Pro forma data (unaudited):
Historical income before taxes	$2,426			$9,797
Pro forma income tax expense	1,227			4,249

Net income adjusted for pro forma income tax expense	$1,199			$5,548

Diluted earnings per share		$0.23			$0.49

Non-GAAP Accounting Measures:
The following table presents a reconciliation of EBITDA with our net income (loss) for each of the periods indicated (amounts in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2004		2004
	(Partnerships)	2005	(Partnerships)	2005
Reconciliation of EBITDA to Net Income:
Net income (1)	$1,199	$4,494	$5,548	$9,467
Income tax expense	1,227	2,966	4,249	13,826
Interest expense	139	14	310	566
Depreciation and amortization	1,564	2,536	5,057	8,698

EBITDA	$4,129	$10,010	$15,164	$32,557

(1)-2004 amounts include pro forma income tax expense.
Supplemental data (amounts in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2004		2004
	(Partnerships)	2005	(Partnerships)	2005
Depreciation and amortization	$1,564	$2,536	$5,057	$8,698
Capital expenditures	4,855	13,533	19,409	40,790

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